Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

VolitionRX Limited

As independent registered public accountants, we hereby consent to the use of our report dated March 18, 2015, with respect to the financial statements of VolitionRX Limited, in its registration statement on Form S-1 No. 333-195213 and Form S-3 relating to the registration of up to 1,500,000 shares of common stock and 1,560,725 warrant shares of common stock issuable upon the exercise of the outstanding warrants. We also consent to the reference of our firm under the caption “experts” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

June 11, 2015